EX-99.h.1.i

AMENDMENT TO

SCHEDULE A

DELAWARE GROUP ADVISER FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF JULY 18, 2011

Delaware Diversified Income Fund
Delaware International Bond Fund
Delaware U.S. Growth Fund

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		DELAWARE GROUP ADVISER FUNDS
for its series set forth in this Schedule A

By:	/s/ STEPHEN J. BUSCH	By:	/s/ PATRICK P. COYNE
Name:	Stephen J. Busch	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President